EXHIBIT 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2004 relating to the consolidated financial statements and financial statement schedules, which appears in Octel Corp.’s Annual Report on Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP

London, United Kingdom

October 1, 2004